EXHIBIT 99.1

 4Front Ventures Announces Appointment of New Chief Financial Officer

Peter Kampian, experienced cannabis executive, to lead the Company's finance and accounting functions

PHOENIX, Nov. 29, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced that Peter Kampian has been appointed Chief Financial Officer ("CFO"), effective December 1, 2023. Kampian will employ his wealth of experience in the financial sector to elevate the Company's finance and accounting functions.

"We are thrilled to have Peter join us in our mission to enhance the cannabis industry through skill, innovation, and imagination," said Leo Gontmakher, CEO and Co-Founder of 4Front Ventures Corp. "Not only is he a talented professional with decades of experience, but he is also a valued team player ready and willing to help those around him achieve their goals. The Board and I look forward to working with Peter to solve challenges and capitalize on opportunities in this rapidly changing business environment and, ultimately, to add value to our shareholders."

Kampian is a seasoned executive with over two decades of financial expertise gained through various roles, including his tenure as the Chief Financial Officer of Algonquin Power and Utilities Corp., where he led and supported debt and equity capital raising initiatives, along with numerous acquisitions. Kampian also held the role of CFO at Mettrum Health Corp., which was later acquired by Canopy Growth Corp., and serves as CFO at Electryon Power Inc. and Huxley Health Inc. In addition to his executive roles, Kampian has served on several boards, such as Aduro Clean Technologies Inc., Harborside Inc., Greenbutts Inc., Red Pine Exploration Inc., and as a director at Origin House, a cannabis branding and distribution company based in California. Most recently, he has applied his expertise as the Chief Restructuring Officer for the Canadian cannabis companies PharmHouse Inc. and Muskoka Grown Limited.

For more information about 4Front Ventures Corp.'s leadership team, products and services, please visit https://4frontventures.com/.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies, earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its wholly owned-and-operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602-633-3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647-548-9032

CO: 4Front Ventures Corp.

CNW 08:00e 29-NOV-23